EXHIBIT 8.1

FALK, SHAFF & ZIEBELL, LLP
ATTORNEYS AT LAW
18881 VON KARMAN AVENUE
SUITE 1400
IRVINE, CALIFORNIA 92612
TELEPHONE: (949) 660-7700
FACSIMILE: (949) 660-7799

November 19, 2002

NovaStar Financial, Inc.
1901 West 47th Place, Suite 105
Westwood, KS 66205

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

This is the opinion (the “Opinion”) which you have requested as to the discussion entitled “Federal Income Tax Considerations” as set forth in the Prospectus the (“Prospectus”), contained in the Registration Statement on Form S-3 of NovaStar Financial, Inc. (the “Company”), filed by the Company, in connection with the registration (the “Registration”) of 770,640 shares of common stock of the Company.

The Company is a Maryland corporation that is intended to qualify as a real estate investment trust (“REIT”) under the Code. Capitalized terms used in this Opinion and not otherwise defined are as defined in the Prospectus. Our Opinion is based on existing law, including the Code, existing Treasury Regulations, Revenue Rulings, Revenue Procedures, U.S. Department of Labor regulations and administrative interpretations, proposed regulations and case law, all of which are subject to change either prospectively or retroactively. No assurance can be given that such existing law may not change in a manner that would modify the conclusions expressed in this Opinion. Moreover, relevant laws could change in a manner that could adversely affect the Company or its stockholders. We have no obligation to inform you of any such change in the law. We have not been requested to opine, and we have not opined, as to any issues other than those expressly set forth herein. This Opinion extends only to questions under the Code. We express no opinion with respect to any other law or the laws of any other jurisdiction.

Our Opinion is based upon certain statements, representations and warranties made by the Company as to factual matters regarding the Company’s assets, business and securities as set forth in the Prospectus, and in the Company’s letter, dated November 19, 2002, to us, and we have assumed that such statements, representations and warranties are true and accurate. As to such factual matters material to our Opinion, we have relied solely upon such statements, representations and warranties of the Company. We have assumed the authenticity of all documents submitted to us, the genuineness of all signatures, the legal capacity of all natural persons, the conformity to the originals of all documents submitted to us as copies and the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof. Without any independent investigation, no facts have come to our attention, however, that would cause us to question the accuracy in a material way of any documents, letters, statements, representations or warranties of the Company.

We are admitted to practice law in the State of California and our Opinion is limited to federal law. Our Opinion is solely for the benefit of the Company in connection with the Registration, and is not to be circulated or quoted or otherwise relied upon by the Company for any other purpose without our prior written consent.

Opinion:    We have acted as tax counsel to the Company in connection with the Registration. In that connection, we have reviewed the section of the Prospectus entitled “Federal Income Tax Considerations” and in our opinion such section identifies and fairly summarizes the federal income tax considerations that are likely to be material to a holder of the common stock of the Company, and to the extent that such summaries involve matters of law, we are of the opinion that such statements of law are correct under the Code. We expressly confirm that all of the opinions attributed to tax counsel in the section of the Prospectus entitled “Federal Income Tax Considerations” accurately reflect our opinion on the outcome of each such issue if challenged by the Service.

The Company’s qualification as a REIT under the Code will depend upon the Company’s ability to meet, through actual operating results, distribution levels, diversity of stock ownership and the various income and asset qualification tests imposed under the Code. Such operating results may not be reviewed by us as tax counsel, and accordingly, no assurance can be given that the actual results of the Company’s operations for any one taxable year will satisfy the requirements under the Code for REIT qualification. Moreover, certain aspects of the Company’s operations have not been considered by the courts or the Service. There can be no assurance that the courts or the Service will agree with this Opinion. In addition, qualification as a REIT depends on future transactions and events that cannot be known at this time.

Consent:    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm in the Prospectus under the captions “Federal Income Tax Considerations,” “ERISA Investors” and “Legal Matters” in connection with this opinion.

Very truly yours,

/s/ Falk, Shaff & Ziebell, LLP FALK, SHAFF & ZIEBELL, LLP